ASSIGNMENT AND NOVATION AGREEMENT

This Assignment and Novation Agreement (the "**Agreement**") is made by and among Vellar Opportunity Fund SPV LLC – Series 3, a Delaware limited liability company ("**Assignor**"), Polar Multi-Strategy Master Fund (the "**Purchaser**" or "**Assignee**"), Aesther Healthcare Acquisition Corp., a Delaware corporation ("**Counterparty**") and Ocean Biomedical, Inc., a Delaware corporation ("**Target**", and together with Counterparty, the "**Remaining Parties**") as of February [10], 2023. The Assignor, the Purchaser, the Counterparty and the Target are sometimes referred to in this Agreement singly as a "**Party**" or collectively as the "**Parties**."

RECITALS

WHEREAS, the Assignor, the Counterparty and the Target (collectively, the "**FPA Parties**") are a party to that certain Forward Purchase Agreement Confirmation, dated as of February 10, 2023 (the "**Forward Purchase Agreement**"), a copy of which is attached hereto as **Exhibit A**, wherein Assignor agreed to enter into a Share Forward Transaction as defined in the 2002 ISDA Equity Derivatives Definitions (the "**Transaction**"), with a Maximum Number of Shares equal to 6,000,000 shares of the Counterparty's Class A ordinary shares, par value $0.0001 per share ("**Shares**");

WHEREAS, Assignor desires to assign to the Purchaser, and the Purchaser wishes to acquire, all of Assignor's rights, duties and obligations under the Forward Purchase Agreement with respect to 2,000,000 Shares in the Transaction (the "**Novated Amount**"); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Forward Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual premises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows.

1. Assignment.

1.1 Upon execution hereof, the Assignor hereby assigns to Assignee all of Assignor's rights, duties and obligations under the Forward Purchase Agreement with respect to the Novated Amount, which constitutes 33.3% of the Maximum Number of Shares, and Purchaser hereby accepts the assignment and assumes all of Assignor's obligations under the Forward Purchase Agreement in respect of the Novated Amount, subject to the terms and conditions of this Agreement.

1.2 Assignor and Purchaser agree not to act together for the purpose of acquiring, holding, voting or disposing of any of the Shares, and are not entering into this Agreement for the purpose of, nor with the effect of, changing or influencing control of the Counterparty.

1.3 Purchaser shall not be assigned any of Assignor's rights to Break-Up Fees, which shall remain payable to Assignor pursuant to the Forward Purchase Agreement.

1.4 Purchaser shall not be reimbursed for any legal fees and expenses incurred by Purchaser in connection with the Transaction.

1.5 Any fees payable by any Party in connection with the assignment and novation hereunder shall be subject to a separate agreement between such Parties.

2. <u>Novation.</u>

2.1 The Target, the Counterparty and the Assignor are each released and discharged from further obligations to each other under the Forward Purchase Agreement with respect to the Novated Amount and their respective rights against each other thereunder are cancelled (including a corresponding reduction in the Maximum Share Amount relating to Assignor by the amount of the Novated Amount).

2.2 Unless otherwise set forth herein, the Counterparty and the Target, taking the same position pursuant to the Forward Purchase Agreement with respect to the Novated Amount as they took in the Transaction prior to this Agreement, and the Purchaser, taking the position taken by the Assignor pursuant to the Forward Purchase Agreement with respect to the Novated Amount as it took in the Transaction prior to this Agreement, each undertake the liabilities and obligations towards the other and acquire rights against each other pursuant to the Forward Purchase Agreement with respect to the Novated Amount and with terms identical to the terms set forth therein, except as follows:

- The following is hereby added to the end of the text under the section titled "Share Registration":

  In no event shall Seller be identified as a statutory underwriter in the Registration Statement without its permission. If the Commission requests that Seller be named an underwriter, Seller may elect to be excluded from the Registration Statement.

- The text of the Section entitled "Maturity Consideration" is hereby replaced by the following:

  The "Maturity Consideration" means an amount equal to the product of (1) (a) the Maximum Number of Shares less (b) the number of Terminated Shares multiplied by (2) $2.50. In the event the Maturity Date is determined by clause (a) or (c) of Valuation Date, on such Maturity Date, Seller shall be entitled to receive the Maturity Consideration in cash or, at the option of Counterparty (other than in the case of a Delisting Event), Shares based on the average daily VWAP Price over 30 scheduled trading days ending on the Maturity Date (such shares to be paid as Maturity Consideration, the "Maturity Shares"); provided, that the Maturity Shares used to pay the

Maturity Consideration (i) (a) are registered for resale under an effective registration statement pursuant to the Securities Act under which Seller may sell or transfer the Shares or (b) may be transferred by Seller under Rule 144 without restriction, including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or the volume and manner of sale limitations under Rule 144(e), (f) and (g) under the Securities Act and (ii) bear no restrictive legend (collectively, (i) and (ii) above, the "Share Conditions"); provided, further, that if the Maturity Shares do not satisfy the Share Conditions, Seller shall instead receive such number of Shares equal to the product of (a) three and (b) the Maximum Number of Shares minus the Terminated Shares (the "Penalty Shares"); provided, further, that if the Penalty Shares satisfy the Share Conditions within 120 days after the Maturity Date, Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on date that such Shares satisfied the Share Conditions, provided further, however, that in the event that the number of shares to be issued would be greater than 9.9% of Counterparty's outstanding shares, Counterparty will only issue such number of shares as would result in the Seller owning 9.9% of the outstanding shares of common stock. Any amount not issued due to the 9.9% limitation shall be issued by Counterparty to Seller at such time as Seller's beneficial ownership of the common stock would not exceed 9.9% until the total number of shares of common stock issued to Seller equals the amount required to be issued pursuant to this section. Counterparty, at Sellers's option, will pay the Maturity Consideration on a net basis such that Seller retains a number of shares due to Counterparty upon the Maturity Date equal to the number of Maturity Shares or Penalty Shares payable to Seller, only to the extent the Number of Shares due to Counterparty upon the Maturity Date are equal to or more than the number of Maturity Shares or Penalty Shares payable to Seller, with any Maturity Consideration remaining due to be paid to Seller in newly issued Shares. For the avoidance of doubt, in addition to the Maturity Consideration, at the Maturity Date, Seller will be entitled to retain a cash amount equal to the product of (y) the Number of Shares remaining in the Transaction multiplied by (z) the Redemption Price, and Seller will deliver to Buyer the Number of Shares that remain in the Transaction. In the event that the Maturity Date is determined by clause (b) of the Valuation Date, on such Maturity Date, Seller shall not be entitled to receive the Maturity Consideration.

- Paragraph (b) of the Section entitled "Additional Termination Event" is hereby deleted and replaced by the following:

  (b) the Merger Agreement is terminated pursuant to its terms prior to the closing of the Business Combination; and

  (c) if it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by the Transaction.

- The text of Section 2(e) under "Representations, Warranties and Covenants" is hereby deleted and replaced by the following:

  No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

- The text of the Section entitled "Share Consideration" is hereby replaced by the following:

  In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) 400,000 and (y) the Initial Price. The Shares purchased with the Share Consideration (the "Share Consideration Shares") shall be incremental to the Maximum Number of Shares, shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation. Notwithstanding the foregoing, Counterparty shall have the option to repurchase the Share Consideration Shares from Seller at an aggregate price of $1,000,000 at any time during the first nine months after the Prepayment Date.

3. Representations and Warranties of Assignor and Remaining Parties. Assignor and Remaining Parties hereby represents and warrants as follows.

   3.1 The Forward Purchase Agreement is in full force and effect. Entry into this Agreement does not constitute a default under or breach of or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation under the Forward Purchase Agreement.

3.2 Assignor and the Remaining Parties each have all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor and each of the Remaining Parties, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and by general principles of equity.

3.3 There are no claims, actions, suits or proceedings pending or threatened against Assignor which, if determined adversely to Assignor, would materially and adversely affect the Assignor's ability to perform its obligations under this Agreement.

3.4 No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.5 No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as follows.

4.1 Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and by general principles of equity.

4.2 There are no claims, actions, suits or proceedings pending or threatened against Purchaser which, if determined adversely to Purchaser, would materially and adversely affect Purchaser's ability to perform its obligations under this Agreement.

4.3 No consent, approval or agreement of any individual or entity is required to be obtained by Purchaser in connection with the execution and performance by Purchaser of this Agreement or the execution and performance by Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

5. Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party shall assign or transfer all or any portion of this Agreement without the prior written

consent of each other Party, and any such attempted assignment shall be null and void and of no force or effect.

6. No Affiliation. Assignor and Purchaser, and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with the Assignor and Purchaser, as the case may be, are not to be considered, and shall not become or be considered, an "affiliate" (as defined in Rule 144 under the Securities Act) of such other Party at any time during the term of the Transaction.

7. Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York City.

8. Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Entire Agreement. This Agreement contains the entire understanding between the Parties, no other representations, warranties or covenants having induced the Parties to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the Party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11. Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

12. Legal Fees. Each Party will bear its own legal expenses in the execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR

VELLAR OPPORTUNITY FUND SPV LLC – SERIES 3

By:
Name: Solomon Cohen
Title: Authorized Representative

Name, address and email for notice:

Andrew Davilman
adavilman@cohenandcompany.com
Cohen & Company
3 Columbus Circle
24th floor
New York, NY 10019

ASSIGNEE/PURCHASER

POLAR MULTI-STRATEGY MASTER FUND
By its investment advisor
Polar Asset Management Partners Inc.

By:
Name: Andrew Ma / Aatifa Ibrahim
Title: CCO / Legal Counsel

Name, address and email for notice:

Ravi Bhat / Jillian Bruce / Legal Department

16 York Street, Suite 2900, Toronto, ON M5J 0E6

Email: rbhat@polaramp.com; jbruce@polaramp.com; legal@polaramp.com

COUNTERPARTY

AESTHER HEALTHCARE ACQUISITION CORP.

DocuSigned by:
By:
DE6C91CE95BD40B...

Name: Suren Ajjarapu
Title: Chief Executive Officer

Name, address and email for notice:

suren@aestherhealthcarespac.com

TARGET

OCEAN BIOMEDICAL, INC.

DocuSigned by:
By: Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: Executive Chairman

Name, address and email for notice:

ckathuria@oceanbiomedical.com

EXHIBIT A